Exhibit 99.26

This document is a free translation only. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

EXCHANGE AGREEMENT, AND OTHER COVENANTS

AMONG

PORTUGAL TELECOM INTERNATIONAL FINANCE B.V.

PT PORTUGAL SGPS, S.A.

AND

PORTUGAL TELECOM, SGPS S.A.

AND, FURTHER,

OI S.A.

AND

TELEMAR PARTICIPAÇÕES S.A.

DATED SEPTEMBER 8, 2014.

EXCHANGE AGREEMENT, AND OTHER COVENANTS

By this instrument, the parties:

on the one side,

1. PORTUGAL TELECOM INTERNATIONAL FINANCE B.V., a company incorporated under and governed by the laws of the Netherlands, headquartered in Amsterdam, the Netherlands, and with principal offices in Naritaweg 165, 1043 BW Amsterdam, the Netherlands, registered with the Amsterdam Chamber of Commerce under n.º 34108060, duly represented for the purposes hereof pursuant to its Bylaws (“PT Finance”);

2. PT PORTUGAL SGPS, S.A., a Portuguese corporation (sociedade anónima), headquartered at Avenida Fontes Pereira de Melo, n.º 40, in the district of São Jorge de Arroios, Lisbon, registered as a legal entity under n.º 507690737, with a capital stock of EUR 3,450,000,000.00 (three billion four hundred and fifty million Euros), duly represented for the purposes hereof pursuant to its Bylaws (“PT Holding”);

and on the other,

3. PORTUGAL TELECOM, SGPS S.A., a publicly held corporation governed by Portuguese law (sociedade aberta de direito português), headquartered at Avenida Fontes Pereira de Melo, n.º 40, in the district of São Jorge de Arroios, Lisbon, registered as a legal entity under n.º 503215058, with a capital stock of EUR 26,895,375 (twenty-six million, eight hundred ninety-five thousand, three hundred seventy-five Euros), duly represented for the purposes hereof pursuant to its Bylaws (“PT SGPS”);1 and, further,

4. OI S.A., a Brazilian corporation (sociedade por ações) headquartered in the City and State of Rio de Janeiro, at Rua do Lavradio nº. 71, 2nd floor, Center, registered with the CNPJ/MF under n°. 76.535.764/0001-43, duly represented for the purposes hereof pursuant to its Bylaws (“Oi”); and

5. TELEMAR PARTICIPAÇÕES S.A., a publicly held company (companhia aberta) headquartered at Praia de Botafogo nº. 300, 11th floor, room 1101 (part), Botafogo, City of Rio de Janeiro, RJ, registered with the CNPJ/MF under n.º 02.107.946/0001-87, duly represented for the purposes hereof pursuant to its Bylaws (“Telemar Participações” or “CorpCo”);

[1]	PT SGPS may, at its exclusive discretion, substitute for itself a company in which it holds a stake representing at least 99% of the voting and total share capital (a “PT SGPS Subsidiary”), and must remain jointly and severally responsible with such PT SGPS Subsidiary for the obligations assumed in this Agreement.

the parties described above shall also be referred to herein, individually, a “Party,” or together, the “Parties;” and

WHEREAS:

(i) On July 15, 2014, Oi and PT SGPS executed a Memorandum of Understanding (the “MOU”) establishing the principles, terms and conditions for the adjustments needed to fully implement the ongoing transaction involving the combination of the activities and businesses of PT SGPS and Oi;

(ii) As one of the steps in such business combination, on May 5, 2014, PT SGPS contributed all of its operational activities, through the subscription for shares issued by Oi through the contribution of all of the shares issued by PT Holding in the context of Oi’s capital increase on April 28, 2014 (the “Oi Capital Increase”);

(iii) As described in the MOU, PT SGPS, PT Finance and PT Holding intend to exchange 474,348,720 (four hundred seventy-four million, three hundred forty-eight thousand, seven hundred and twenty) common shares (“AON”) and 948,697,440 (nine hundred and forty-eight million, six hundred ninety-seven thousand, four hundred and forty) preferred shares issued by Oi (“APN” and, together with the AON, the “Exchange Shares”), all free and clear of any and all liens, claims, options, rights of preference, charges and any other encumbrances of a judicial or extrajudicial nature (“Encumbrances”), held directly by PT SGPS, for securities issued by Rio Forte Investments, S.A. (“Rio Forte”) in the total principal amount of €897,000,000.00 (eight hundred ninety-seven million Euros) (the “Securities”), held by PT Finance and PT Holding, which Securities were contributed to Oi in the context of the Oi Capital Increase (“Exchange Assets” and “Exchange”, respectively), under the terms and conditions established in this instrument;

the Parties RESOLVE to execute this Exchange Agreement, and Other Covenants (the “Agreement”), which will be governed by the provisions described below:

CLAUSE 1

EXCHANGE

1.1 Exchange. Subject to satisfaction of the Condition Precedent and the other terms and conditions established in this Agreement, PT Finance, PT Holding and PT SGPS undertake to effect, at the Closing Date, the Exchange, irrevocably and irreversibly, without return, of the Exchange Shares held by PT SGPS for the Securities held by PT Finance and PT Holding, in which:

(i) PT Finance shall transfer Securities and all the rights associated therewith that it holds in the total principal amount of €697,000,000.00 (six hundred ninety-seven million Euros) to PT SGPS and, in exchange, shall receive 368,585,349 AONs and 737,170,698 APNs, free and clear of any Encumbrance; and

(ii) PT Holding shall transfer Securities and all the rights associated therewith that it holds in the total principal amount of €200,000,000.00 (two hundred million Euros) to PT SGPS and, in exchange, shall receive 105,763,371 AONs and 211,526,742 APNs, free and clear of any Encumbrance.

1.2 Transfer of the Exchange Assets. Subject to satisfaction of the Condition Precedent and the other terms and conditions established in this Agreement, PT SGPS, PT Finance, PT Holding and Oi hereby undertake to perform, on the Closing Date, all actions needed to record the transfer (i) of the Exchange Shares to PT Finance and PT Holding and (ii) of the Securities to PT SGPS, as described in Clause 1.1 above.

1.2.1	Oi, PT Finance and PT Holding shall cooperate with PT SGPS in relation to the full exercise of its rights relating to collecting on the Securities. Until the Securities are transferred to PT SGPS, PT SGPS shall be responsible for instructing Oi on any measures that, in the event of a default on the Securities, shall be taken by Oi, PT Finance and PT Holding (in each case subject to the agreement of these companies), in conjunction or individually, to preserve the rights to collect on the Securities, or to make any decision in respect of any debt restructuring proposed by Rio Forte or by its administrators. PT SGPS irrevocably and irreversibly undertakes to hold Oi, PT Finance and PT Holding, as well as their administrators, harmless against any harm, loss or damage arising directly or indirectly from any measures, of any nature, taken to collect on or renegotiate the Securities at PT SGPS’s instructions. In the absence of instructions from PT SGPS, any and all action taken in good faith by Oi, PT Finance and PT Holding with the purpose of preserving creditor’s rights on the Securities shall be reported immediately to PT SGPS and the costs entailed assumed by PT SGPS as set forth below, as applicable. When the Securities are transferred to PT SGPS, it shall assume and reimburse PT Finance and PT Holding for such documented costs as they may have incurred to collect on and/or renegotiate the Securities.

1.2.2 Notwithstanding anything to the contrary in Clause 1.2.1 above, Oi, PT Finance and PT Holding shall cooperate and provide all the documentary support requested by PT SGPS for taking all measures necessary to collect on the credits represented by the Securities.

CLAUSE 2

CONDITION PRECEDENT AND CLOSING

2.1. Condition Precedent. The Parties acknowledge that they shall only be bound to proceed with the Closing (as defined in Clause 2.2 below) if the authorization of the Comissão de Valores Mobiliários (“CVM”) is duly obtained for (a) the receipt of the Exchange Shares by PT Finance and PT Holding; (b) the maintenance in treasury of shares issued by Oi (and, after the merger of Oi shares into CorpCo, by CorpCo), in a volume equivalent to the maximum number of Exchange Shares; and (c) the grant of the call option by Oi, PT Finance, PT Holding and CorpCo in favor of PT SGPS, in a volume equivalent to the maximum number of Exchange Shares, in accordance with the terms of the Call Option Agreement and Other Covenants executed by Oi, PT Finance, PT Holding, CorpCo and PT SGPS on the date hereof (the “Condition Precedent”).

2.1.1 If the Condition Precedent is not satisfied by March 31, 2015, no Party shall have any obligation to proceed with the Closing, under the terms set forth herein, and any of the Parties shall have the right to, at its exclusive discretion, unilaterally terminate this Agreement, and all of its terms and conditions, by means of written notice sent to the other Parties in this regard, in observance of Clause 8.1 below.

2.2 Closing. Within 3 (three) business days as from the date on which the Condition Precedent is satisfied, the Parties shall effect the Exchange pursuant to Clause 1 (the “Closing”). The date on which the Exchange is effected is hereinafter referred to as the “Closing Date.”

CLAUSE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of PT SGPS. PT SGPS hereby represents and warrants to Oi, PT Finance, PT Holding and CorpCo that (i) PT SGPS is on the date hereof and shall be on the Closing Date, the sole and legitimate owner and holder of all of the Exchange Shares, and all that they represent; (ii) the Exchange Shares are free and clear of any Encumbrance or restriction of any nature that would impede or limit their alienation, except as provided in the Shareholders’ Agreements for Oi and CorpCo filed at the headquarters of such companies; and (iii) PT SGPS has obtained all the authorizations needed to execute this Agreement, including approval of the transactions provided for in this Agreement by the Board of Directors of PT SGPS and, thereafter, by the general shareholders’ meeting of PT SGPS.

3.2 Oi’s Representations and Warranties. Oi, PT Finance, PT Holding and CorpCo hereby represent and warrant to PT SGPS that Oi, CorpCo, PT Finance and PT Holding have obtained all the approvals needed to execute this Agreement, including (i) the approval, with Bratel Brasil S.A.’s abstention from the vote, of the transactions provided for in this Agreement at a prior meeting (reunião prévia) of the shareholders of Telemar Participações, under the terms of the Telemar Participações Shareholders’ Agreement executed by Andrade Gutierrez S.A., BNDES Participações S.A. – BNDESPAR, Caixa de Previdência dos Funcionários do Banco do Brasil – PREVI, Fundação Atlântico de Seguridade Social, Fundação dos Economiários Federais – FUNCEF, Fundação Petrobras de Seguridade Social – PETROS, LF Tel, Bratel Brasil, Telemar Participações and PT SGPS, dated April 25, 2008, as amended on January 25, 2011 and on February 19, 2014 (the “Telemar Participações Shareholders’ Agreement”); and (ii) the approval of the transactions provided for in this Agreement by the Board of Directors of Oi.

3.2.1 For the avoidance of doubt, Oi, PT Finance and PT Holding shall take no responsibility, in any way or by any means, or at any time, for the existence, formalization, validity, solvency of the issuer, any guarantors, or even for the existence of liens, restrictions or any other Encumbrances on the Securities either existing prior to or on the date of their contribution to Oi’s capital stock, or at any time, including after such date, except the Encumbrances voluntarily constituted by PT Finance or PT Holding as from July 15, 2014, and no responsibility stemming, directly or indirectly, from holding and preserving the Securities, or from transferring such Securities pursuant to the Exchange, shall be imputed to them.

CLAUSE 4

INDEMNIFICATION

4.1 Indemnification by PT SGPS. If PT SGPS breaches any of its representations, warranties, commitments or obligations as established in this Agreement, PT SGPS agrees to indemnify, defend and hold Oi, PT Finance, PT Holding and/or CorpCo harmless against any damages or restrictions of rights suffered by them, resulting or arising from such breach. Without limiting the provisions of Clause 5 below, and subject to Closing, PT SGPS shall further hold Oi, PT Finance, PT Holding and/or CorpCo harmless and defend them against any loss (including costs, interest and penalties, as well as reasonable legal fees) or liability (together, “Loss”) of any kind arising, directly or indirectly, from holding the Securities and their transfer pursuant to the Exchange.

4.2 Indemnification by Oi, PT Finance, PT Holding and CorpCo. If Oi, PT Finance, PT Holding and/or CorpCo breach any of their respective representations, warranties, commitments or obligations as established in this Agreement, Oi, PT Finance, PT Holding and/or CorpCo agree to indemnify, defend and hold PT SGPS harmless against any damages or restrictions of rights suffered by PT SGPS, resulting or arising from such breach. Subject to Closing, Oi and CorpCo shall further hold PT SGPS harmless and defend it against any Loss of any kind arising, directly or indirectly, from PT SGPS’s contingent or absolute tax or anti-trust obligations in relation to the assets contributed in the Oi Capital Increase and from PT SGPS’s management activities, with reference to acts or triggering events occurring on or prior to May 5, 2014, including those disclosed in the data room in preparation for the Global Offering, reported in the Global Offering documentation, including the obligations contemplated by or arising from the agreements referred to in the Global Offering documentation, but expressly excluding any obligation to indemnify for any Losses incurred by PT SGPS as a result of the financial investments in the Securities and the acquisition of the Securities pursuant to the Exchange.

4.3 Indemnification Procedure. For the purposes of this Clause 4, the Party claiming indemnification for Losses (the “Indemnifiable Party”), including due to a claim issued by a governmental authority or a third party that could constitute an indemnifiable Loss (a “Third-Party Claim”), shall notify in writing the Party responsible for the indemnification (the “Indemnifying Party”) with respect to such claim or Third-Party Claim. In the event of a Third-Party Claim, the notice shall be given within the first 1/3 (third) of the legal period for presenting a defense or possible motion against such claim (“Defense”), provided however that if the legal period for Defense is 5 (five) days or less, such notice shall be given within the first half of the legal period for the Defense. The Indemnifying Party shall assume the Defense of the Third-Party Claim, appointing lawyers of its choice, bearing all the costs arising therefrom, and shall provide the necessary guarantees (or shall replace any such guarantee already provided by the Indemnifiable Party) to present or assume the Defense. The Indemnifiable Party shall provide such information and documents as the Indemnifying Party reasonably requests for conducting the Defense. The Indemnifiable Party shall also have the right monitor the progress of the Third-Party Claim, at its own expense and cost, and such Indemnifiable Party shall also be entitled to appoint its own counsel to accompany the defense conducted by the Indemnifying Party. Subject to Closing, the Indemnifying Party shall immediately assume the defense of any Third-Party Claims brought against the Indemnified Party that could generate Losses for which the Indemnifying Party is responsible in accordance with this Clause 4, and the Indemnifying Party shall assume the related costs and arrange for the replacement of any guarantees provided hitherto by the Indemnified Party in the context of the applicable Defense. The indemnification for Losses provided for in this Clause shall be paid within 10 (ten) days of the receipt by the Indemnifying Party of the notice from the Indemnifiable Party of the documents evidencing the Loss incurred, including from any final decision, not subject to appeal, relating to the Loss, as applicable.

CLAUSE 5

RELEASE

5.1 Release. Subject to the Closing, in the form set forth herein, PT Finance, PT Holding, CorpCo and Oi grant a, upon completion of the Exchange, full, irreducible, general and irrevocable release to PT SGPS, and to the administrators of PT SGPS, in relation to the making of the financial investments in the Securities and their subsequent contribution to Oi in the context of the Oi Capital Increase, acknowledging that they have nothing to claim in the present, past or future in this respect, on any grounds, including omissions or incomplete information relating specifically to the Securities, their situation and the risks involved, subject only to the provisions of Clause 5.2.1.

5.2 Waiver of PT Finance, PT Holding, CorpCo and Oi. Subject to the Closing and notwithstanding the provisions of Clause 8.4, PT Finance, PT Holding, CorpCo and Oi expressly and definitively waive any right to suit, claim, annulment, specific performance, of giving, doing or not doing, redress or indemnification (with the express and exclusive exception of the right of recourse against PT SGPS under the terms of Clause 5.2.1 below), before any jurisdiction, arbitral tribunal or in the context of any other proceeding, by reason of any acts, facts, omissions or matters relating exclusively to the making of the financial investments in the Securities and of their contribution to Oi’s share capital, as well as by reason of representations, warranties, information or omissions of information (or, generally, relating to the adequacy and completeness of the information disclosed), relating specifically to the Securities, their situation and the risks involved.

5.2.1 The release and the waiver granted in Clauses 5.1 and 5.2 above shall not impair the right of recourse (direito de regresso) of PT Finance, PT Holding, CorpCo or Oi against PT SGPS. If any judicial, arbitral or administrative action of any nature is brought against PT Finance, PT Holding, CorpCo or Oi in connection with the making of the financial investments in the Securities and their contribution to Oi’s share capital, as well as in connection with any representations, warranties, information or omissions of information (or, generally, relating to the adequacy and completeness of the information disclosed), PT Finance, PT Holding, CorpCo and Oi undertake to immediately inform PT SGPS thereof and to defend again any such proceedings in a diligent manner. PT SGPS, should it so desire, may, at its own expense, appoint a lawyer to monitor the proceeding. The defenses of Oi, CorpCo, PT Finance and/or PT Holding, in such proceedings, shall not contain an impleader (denunciação da lide). Accordingly, the parties acknowledge that the absence of a presentation of an impleader in such proceedings shall not preclude PT Finance, PT Holding, Oi and/or CorpCo from pursuing the related rights of recourse against PT SGPS, to litigate the right of recourse to recover the total amount of any adverse awards or decisions, costs and expenses any of them incur, after any adverse awards or decisions in such proceedings become final and not subject to appeal. For the avoidance of doubt, except only for any measure required to suspend the judicial or extrajudicial statute of limitations, no other measure of recourse shall be taken before such adverse decisions are final and not subject to appeal.

5.2.2 For the avoidance of doubt, the waiver granted in Clause 5.2 covers any action or claim against PT SGPS and its administrators.

5.3 Release. Subject to Closing, in the form set forth herein, PT SGPS grants a full, irreducible, general and irrevocable release to PT Finance, PT Holding, Oi and CorpCo,

and to their respective administrators, in relation to the transfer of the Securities pursuant to the Exchange that is the subject of this Agreement, acknowledging that it has nothing to claim in the present, past or future on any grounds in that respect.

CLAUSE 6

RESCISSION

6.1 This Agreement shall be automatically rescinded, without need of judicial or extrajudicial notice, only in the case where there is a final judicial decision, not subject to appeal, that would prevent the Closing.

CLAUSE 7

TERMINATION

7.1 This Agreement may be unilaterally terminated by PT SGPS and/or Oi and CorpCo if the Closing does not occur by March 31, 2015, for any reason, including, but not limited to, if the Condition Precedent is not satisfied by such date.

7.2 Without prejudice to the exercise of all legal measures to which they are entitled, if the Closing fails to occur due to an act or omission by one of the Parties, the innocent Party may at its discretion claim specific performance of the obligation left unfulfilled by the other Party and, consequently, consummation of the Closing.

7.3 If a judicial, arbitral or administrative order that hinders the performance of this Agreement is handed down, the Parties undertake to, in good faith, and at their respective expense, take all measures to protect the Agreement and its performance in accordance with its terms, toward eliminating, in the shortest possible period, all the effects of such order.

7.3.1 Once the effects of the judicial, arbitral or administrative order have been eliminated, the Parties shall fulfill in full their obligations as set forth in this Agreement, without suspension or alteration, in faithful observance of the periods set forth contractually.

7.4 The provisions regarding conflict resolution set forth in Clause 9 shall survive termination of this Agreement.

CLAUSE 8

MISCELLANEOUS

8.1 Any communication, notice or subpoena relating to this Agreement, including notice of arbitration, shall be deemed delivered when received by the other Party (i) by registered mail, through a reputable courier company, at the time of effective receipt at the address(es) indicated below, (ii) at the time delivered, if delivered by hand, or (iii) on the date of confirmation of receipt of transmission issued by a fax machine, when faxed, as applicable, to the addresses and telephone/fax numbers shown below (or any other address or telephone/fax number as may be indicated by a Party, in writing, to the other Parties):

To Oi, PT Finance or PT Holding:

Attention: Bayard De Paoli Gontijo

Address: Rua Humberto de Campos, n.º 425, 8º andar, Leblon, CEP 22430-190,

Rio de Janeiro, RJ, Brasil

Telephone: +55 21 3131-2972

Fax: +55 21 3131-1155

Flavio Nicolay Guimarães

Address: Rua Humberto de Campos, n.º 425, 7º andar, Leblon, CEP 22430-190,

Rio de Janeiro, RJ, Brasil

Telephone: +55 21 3131-2227

Fax: +55 21 3131-1383

With copy to:

Eurico de Jesus Teles Neto

Address: Rua Humberto de Campos, n.º 425, 8º andar, Leblon, CEP 22430-190,

Rio de Janeiro, RJ, Brasil

Telephone: +55 21 3131-1207

Fax: +55 21 3131-1155

To PT SGPS:

Attention: Secretaria Geral

Avenida Fontes Pereira de Melo nº. 40, freguesia de São Jorge de Arroios,

Concelho de Lisboa, Portugal

To Telemar Participações:

Attention: Sr. Fernando Magalhães Portella

Praia de Botafogo nº. 300, sala 1101, Botafogo, Rio de Janeiro, RJ, Brasil

8.1.1 Any Party may change the address to which notice shall be sent by written notice to the other contracting Parties in accordance with this Clause 8, it being however specified that for the purposes of this provision, the notice shall be deemed to have been received only upon acknowledgement of receipt by each of the other Parties.

8.2 The main purpose of this Agreement is to establish the terms and conditions of a common agreement between the Parties, and in no circumstance shall it be interpreted as an acknowledgment of any act, measure or omission, by either of the Parties or any of their administrators which may be deemed contrary to applicable law or any contractual obligation.

8.3 This Agreement contains the entire agreement and understanding in respect of the object of this instrument among the contracting Parties, and specifically replaces any prior understanding of the Parties regarding the object of this instrument, except for the Share Subscription Agreement signed on February 19, 2014.

8.4 The Parties expressly agree that, for so long as this Agreement is in effect, and until the Closing or until this Agreement is rescinded or terminated, as applicable, no Party shall bring any judicial, extrajudicial or arbitral measure in any jurisdiction at any time against the other Party or any of its administrators (both current and in office at the time of the relevant events) in relation to the Oi Capital Increase, the Share Subscription Agreement signed on February 19, 2014, the transfer of the Securities in the context of such Oi Capital Increase, and/or the Securities other than actions required to maintain and preserve their respective rights.

8.5 Prior to and as a condition to the execution of this Agreement, the following were approved at a prior meeting (reunião prévia) of the shareholders of CorpCo, pursuant to the terms of the Telemar Participações Shareholders’ Agreement (i) if feasible, the listing of CorpCo on the Bovespa, the NYSE and Euronext Lisbon, so as to allow the implementation of an alternative structure for integrating the shareholder bases of PT SGPS and CorpCo after the merger of shares of Oi into CorpCo not covered by the Exchange provided for in this Agreement; (ii) the amendment of CorpCo’s bylaws to include a limitation of 7.5% (seven and a half percent) of the voting rights applicable to (I) PT SGPS, and (II) any shareholder that, due to any future integration of the shareholder bases of CorpCo and PT SGPS, comes to hold a stake in excess of 15% (fifteen percent) of CorpCo’s total share capital, excluding the shares of CorpCo previously held by such shareholder or that come to be acquired by other means; and (iii) amendments to the deadlines and other provisions of the amendments to the shareholders’ agreements, the temporary voting agreement and the terms for termination of the shareholders’ agreements, all signed on February 19, 2014.

8.6 This Agreement may only be amended, replaced, cancelled, renewed or extended and its terms may only be waived through a written instrument signed by all Parties or, in the case of a waiver, by the Party waiving the respective right. No waiver, termination or release of this Agreement, or of any of its terms or provisions, shall be binding upon any of the contracting Parties unless confirmed in writing. Any delay in exercising a right, power or privilege provided for in this Agreement shall not be deemed a waiver of such right, power or recourse; nor shall the total or partial waiver of any right, power, recourse or privilege preclude any other subsequent exercise of such right, recourse, power or privilege.

8.7 This Agreement shall be binding upon and benefit the Parties and their respective permitted successors. This Agreement (and the rights and obligations provided for herein) may not be assigned by any Party without the prior written consent of the other Parties.

8.8 If any term or provision of this Agreement is declared void, invalid or ineffective, the Parties shall negotiate in good faith to replace the invalidated provisions with others that reflect, to the extent possible, their initial intentions.

8.9 The Parties shall bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the matters set forth herein.

8.9.1 Notwithstanding the other provisions in this Agreement, all taxes incident to the transactions contemplated by this Agreement and any capital gain (collectively, the “Taxes”), shall be the responsibility of the Party to which the obligation is imposed by law, and such Party shall present any and all returns and other documents relating to the Taxes for which it is responsible.

8.10 The Parties acknowledge and agree that all the terms and conditions established in this Agreement shall be subject to specific performance, as provided for in the Brazilian Code of Civil Procedure.

8.11 The Parties further acknowledge that this Agreement constitutes an extrajudicial enforcement instrument (título executivo extrajudicial), under the terms of article 585, II, of the Brazilian Code of Civil Procedure.

8.12 This Agreement as signed is irrevocable and irreversible, and constitutes legal, valid and binding obligations, which shall be binding upon and benefit, the contracting Parties and their respective successors.

8.13 The Parties undertake to respect the confidentiality of the information contained in this Agreement that qualifies as confidential information, and shall disclose the terms pertaining to the transactions that are the subject of this Agreement strictly to the extent necessary to fulfill legal or regulatory requirements to which the Parties are subject. The terms of any notice of a material fact, notice to the market or press release to be disclosed by the Parties and/or their controlled companies regarding the execution of this Agreement shall be submitted to the others in advance by each Party.

8.14 This Agreement shall be governed by and interpreted in accordance with the laws of the Federative Republic of Brazil.

CLAUSE 9

CONFLICT RESOLUTION

9.1 The Parties shall make an effort to resolve amicably and by consensus any controversy of any nature related directly or indirectly to this Agreement involving any of the Parties (“Conflict”).

9.2 If, after discussing for a period of 10 (ten) Business Days, the Parties fail to reach an amicable solution and consensus in relation to the Conflict, then such Conflict shall be settled by arbitration, to be conducted before and administered by the Câmara de Arbitragem da Câmara de Comércio Brasil-Canadá (the “Chamber”).

9.3 The arbitration shall be conducted in accordance with the Chamber’s procedural standards in effect at the time of the arbitration.

9.4 The arbitration shall be administered by an arbitral tribunal consisting of three arbitrators, it being specified that the chair of the tribunal shall be registered with the Ordem dos Advogados do Brasil (the “Arbitral Tribunal”).

9.4.1 Each Party Involved will appoint one arbitrator. If there is more than one claimant, the claimants shall appoint a single arbitrator by mutual agreement; similarly, if there is more than one respondent, the respondents shall appoint a single arbitrator by mutual agreement. The third arbitrator, who will preside over the Arbitral Tribunal, will be selected by mutual agreement of the arbitrators appointed by the Parties Involved and/or as set forth in the regulations of the arbitral chamber.

9.4.2 Any omission, refusal, dispute, doubt and disagreement with respect to the appointment of the arbitrators by the Parties Involved or to the choice of the third arbitrator shall be settled by the Chamber.

9.4.3 The procedures provided for in this Clause shall also apply when replacing an arbitrator.

9.5 The arbitration shall take place in the City of Rio de Janeiro, in the State of Rio de Janeiro, and the Arbitral Tribunal may, with cause, decide to carry out certain specific actions in different locations.

9.5.1 The arbitration shall be conducted in Portuguese.

9.5.2 The arbitration shall follow the rules of law (de direito), applying the rules and principles of the legal system of the Federative Republic of Brazil.

9.5.3 The arbitration shall have a term of 6 (six) months, which period may be extended for cause by the Arbitral Tribunal.

9.5.4 The arbitration will be confidential.

9.6 The Arbitral Tribunal shall allocate between the Parties, in accordance with criteria of succumbency (sucumbência), reasonability and proportionality, the payment and reimbursement of (i) any fees and other amounts due, paid or reimbursed to the Chamber, (ii) any fees and other amounts due, paid or reimbursed to the arbitrators, (iii) any fees and other amounts due, paid or reimbursed to the experts, translators, interpreters, stenographers and any other assistants as may have been appointed by the Arbitral Tribunal, (iv) any fees in succumbency and expenses of the lawyers and experts hired by the parties, to be reasonably established by the Arbitral Tribunal based on the receipts presented by the parties; (v) any reasonable travel expenses and fees of assistants or technical witnesses; and (vi) any damages for litigation in bad faith. The Arbitral Tribunal shall not condemn any of the Parties Involved to pay or reimburse contractual fees based on the success of the demand (ad exitum).

9.7 Arbitral awards shall be final and binding, neither requiring judicial ratification nor admitting any appeal, except for requests for correction (pedidos de correção) and requests for clarification to the Arbitral Tribunal as provided for under art. 30 of Law nº 9.307/96 and any annulment action based on art. 32 of Law nº 9.307/96.

9.8 Before the Arbitral Tribunal is seated, any of the Parties Involved may petition the Courts for preliminary injunctions and advance relief, although any such petition shall not affect the existence, validity and efficacy of this arbitration clause, nor represent a waiver of the obligation to submit the Conflict to arbitration. After the Arbitral Tribunal is seated, any petitions for preliminary injunctions or advance relief shall be directed to the Arbitral Tribunal.

9.9 For the purposes of (i) preliminary injunctions and advance relief before the Arbitral Tribunal is seated, (ii) enforcement of the decisions of the Arbitral Tribunal, including the final award and any partial award, (iii) any annulment action based on art. 32 of Law nº 9.307/96, and (iv) any Conflicts which, under Brazilian law cannot be settled through arbitration, the Forum of the Judicial District of Central Rio de Janeiro is elected as the sole jurisdiction, waiving all others, however special or privileged they may be.

IN WITNESS WHEREOF, the Parties cause 5 (five) originals of this Agreement, of equal substance and form, to be signed before 2 (two) witnesses.

Rio de Janeiro, September 8, 2014.

(Signature pages to follow)

EXCHANGE AGREEMENT, AND OTHER COVENANTS ENTERED INTO AMONG PORTUGAL TELECOM INTERNATIONAL FINANCE B.V., PT PORTUGAL SGPS, S.A., PORTUGAL TELECOM, SGPS, S.A., OI S.A. AND TELEMAR PARTICIPAÇÕES S.A., ON SEPTEMBER 8, 2014.

SIGNATURE PAGE 1/7

PORTUGAL TELECOM INTERNATIONAL FINANCE B.V.

/s/ C.C. van den Broek
Name: C.C. van den Broek
Title: Managing Director

EXCHANGE AGREEMENT, AND OTHER COVENANTS ENTERED INTO AMONG PORTUGAL TELECOM INTERNATIONAL FINANCE B.V., PT PORTUGAL SGPS, S.A., PORTUGAL TELECOM, SGPS, S.A., OI S.A. AND TELEMAR PARTICIPAÇÕES S.A., ON SEPTEMBER 8, 2014.

SIGNATURE PAGE 2/7

PORTUGAL TELECOM INTERNATIONAL FINANCE B.V.

/s/ Bayard De Paoli Gontijo
Name: Bayard De Paoli Gontijo
Title: Managing Director

EXCHANGE AGREEMENT, AND OTHER COVENANTS ENTERED INTO AMONG PORTUGAL TELECOM INTERNATIONAL FINANCE B.V., PT PORTUGAL SGPS, S.A., PORTUGAL TELECOM, SGPS, S.A., OI S.A. AND TELEMAR PARTICIPAÇÕES S.A., ON SEPTEMBER 8, 2014.

SIGNATURE PAGE 3/7

PORTUGAL SGPS, S.A.

/s/ Marco Schroeder	/s/ Armando Almeida
Name: Marco Schroeder	Name: Armando Almeida
Title: Manager	Title: Manager

EXCHANGE AGREEMENT, AND OTHER COVENANTS ENTERED INTO AMONG PORTUGAL TELECOM INTERNATIONAL FINANCE B.V., PT PORTUGAL SGPS, S.A., PORTUGAL TELECOM, SGPS, S.A., OI S.A. AND TELEMAR PARTICIPAÇÕES S.A., ON SEPTEMBER 8, 2014.

SIGNATURE PAGE 4/7

PORTUGAL TELECOM SGPS S.A.

[illegible]	/s/ Paulo Varela
Name:	Name: Paulo Varela
Title:	Title: Manager

EXCHANGE AGREEMENT, AND OTHER COVENANTS ENTERED INTO AMONG PORTUGAL TELECOM INTERNATIONAL FINANCE B.V., PT PORTUGAL SGPS, S.A., PORTUGAL TELECOM, SGPS, S.A., OI S.A. AND TELEMAR PARTICIPAÇÕES S.A., ON SEPTEMBER 8, 2014.

SIGNATURE PAGE 5/7

OI S.A.

/s/ Zeinal Abedin Mohamed Bava	/s/ Bayard De Paoli Gontijo
Name: Zeinal Abedin Mohamed Bava	Name: Bayard De Paoli Gontijo
Title: Chief Executive Officer	Title: Chief Financial Officer and Investor Relations Officer

EXCHANGE AGREEMENT, AND OTHER COVENANTS ENTERED INTO AMONG PORTUGAL TELECOM INTERNATIONAL FINANCE B.V., PT PORTUGAL SGPS, S.A., PORTUGAL TELECOM, SGPS, S.A., OI S.A. AND TELEMAR PARTICIPAÇÕES S.A., ON SEPTEMBER 8, 2014.

SIGNATURE PAGE 6/7

TELEMAR PARTICIPAÇÕES S.A.

/s/ Fernando Portella	/s/ Armando Guerra
Name: Fernando Portella	Name: Armando Guerra
Title: President	Title: Officer

EXCHANGE AGREEMENT, AND OTHER COVENANTS ENTERED INTO AMONG PORTUGAL TELECOM INTERNATIONAL FINANCE B.V., PT PORTUGAL SGPS, S.A., PORTUGAL TELECOM, SGPS, S.A., OI S.A. AND TELEMAR PARTICIPAÇÕES S.A., ON SEPTEMBER 8, 2014.

SIGNATURE PAGE 7/7

Witnesses:

/s/ José Manuel de Mello Franco	/s/ Milton Vargas
Name: José Manuel de Mello Franco	Name: Milton Vargas
CPF: 1302749	CPF: 232 816 500-15

20